File No. 333-

As filed with the Securities and Exchange Commission on November 19, 2009

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

OSHKOSH CORPORATION

(Exact name of Registrant as specified in its charter)

Wisconsin	39-0520270
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2307 Oregon Street P.O. Box 2566 Oshkosh, Wisconsin	54903
(Address of principal executive offices)	(Zip Code)

OSHKOSH CORPORATION 2009 INCENTIVE STOCK AND AWARDS PLAN

(Full title of the plan)

Bryan J. Blankfield, Esq. Executive Vice President, General Counsel and Secretary Oshkosh Corporation 2307 Oregon Street P. O. Box 2566 Oshkosh, Wisconsin 54903 (920) 235-9151	Copy to: Patrick G. Quick John K. Wilson Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202 (414) 271-2400
(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $.01 per share	4,500,000 shares (1)(2)	$38.64 (3)	$173,880,000.00 (3)	$9,702.51

(1)   Amount includes 389,000 shares of Oshkosh Corporation common stock subject to equity awards granted under the Oshkosh Corporation 1990 Incentive Stock Plan and the Oshkosh Corporation 2004 Incentive Stock and Awards Plan as of November 19, 2009 that may, in accordance with the provisions of the Oshkosh Corporation 2009 Incentive Stock and Awards Plan (the “2009 Plan”), become available for the purpose of granting equity awards under the 2009 Plan.

(2)   Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers an indeterminate number of additional shares of  Oshkosh Corporation common stock that may become issuable in accordance with the adjustment and anti-dilution provisions of the 2009 Plan.

(3)   Determined in accordance with Rules 457(c) and 457(h), the registration fee calculation is based on the average of the high and low prices of Oshkosh Corporation common stock as reported on the New York Stock Exchange on November 13, 2009.

PART I                  INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents constituting Part I of this Registration Statement will be sent or given to participants in the Oshkosh Corporation 2009 Incentive Stock and Awards Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended.

PART II                 INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents, filed by Oshkosh Corporation (the “Company” or the “Registrant”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and deemed to be a part hereof:

(a)           The Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009; and

(b)           The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A, dated June 21, 2002, including any amendment or report filed for the purpose of updating such description.

All other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

None.

Item 6.   Indemnification of Directors and Officers.

Article VII of the Company’s By-Laws requires that it must, to the fullest extent permitted or required by the Wisconsin Business Corporation Law (“WBCL”), including any amendments to the WBCL (but only to the extent an amendment permits or requires us to provide broader indemnification rights than prior to the amendment), indemnify the Company’s directors and officers against any and all liabilities, and pay or reimburse any and all properly documented reasonable expenses, incurred in any proceedings to which any director or officer is a party because he or she is or was a director or officer. The Company must also indemnify an employee who is not a director or officer, to the extent that the employee has been successful on the merits or otherwise in defense of a proceeding, for all expenses incurred in the proceeding if the employee was a party because he or she is or was an employee. The Company may, but is not required to, supplement the rights to indemnification against liabilities and allowance of expenses under this paragraph by the purchase of insurance on behalf of any one or more of the directors, officers or employees, whether or not it would be required or permitted to indemnify or allow expenses to a director, officer or employee.

The indemnification provided by the WBCL and the Company’s By-Laws is not exclusive of any other rights to which a director or officer may be entitled. The general effect of the indemnification provisions may be to reduce the circumstances in which an officer or director may be required to bear the economic burden of the liabilities and expense.

The Company maintains a liability insurance policy for its directors and officers as permitted by Wisconsin law that may extend to, among other things, liability arising under the Securities Act of 1933.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

The exhibits filed herewith or incorporated herein by reference are set forth in the attached Exhibit Index.

Item 9.   Undertakings.

(a)                                  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement; and

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act of 1933;

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv)  Any other communication that is an offer in the offering made by the Registrant to the purchaser.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oshkosh, State of Wisconsin, on November 19, 2009.

OSHKOSH CORPORATION

By:	/s/ Robert G. Bohn
Robert G. Bohn
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 19, 2009. Each person whose signature appears below constitutes and appoints Robert G. Bohn, Charles L. Szews, David M. Sagehorn and Bryan J. Blankfield, and each of them individually, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) or supplements to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent, or any substitute, may lawfully do or cause to be done by virtue hereof.

SIGNATURE	TITLE

/s/ Robert G. Bohn	Chairman and Chief Executive Officer (Principal Executive
Robert G. Bohn	Officer)

/s/ David M. Sagehorn	Executive Vice President and Chief Financial Officer
David M. Sagehorn	(Principal Financial Officer)

/s/ Thomas J. Polnaszek	Senior Vice President Finance and Controller (Principal
Thomas J. Polnaszek	Accounting Officer)

/s/ J. William Andersen	Director
J. William Andersen

/s/ Richard M. Donnelly	Director
Richard M. Donnelly

/s/ Frederick M. Franks, Jr.	Director
Frederick M. Franks, Jr.

/s/ Michael W. Grebe	Director
Michael W. Grebe

/s/ John J. Hamre	Director
John J. Hamre

/s/ Kathleen J. Hempel	Director
Kathleen J. Hempel

/s/ Harvey N. Medvin	Director
Harvey N. Medvin

/s/ J. Peter Mosling, Jr.	Director
J. Peter Mosling, Jr.

/s/ Craig P. Omtvedt	Director
Craig P. Omtvedt

/s/ Richard G. Sim	Director
Richard G. Sim

/s/ Charles L. Szews	Director, President and Chief Operating Officer
Charles L. Szews

EXHIBIT INDEX

TO

REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description

4.1

Oshkosh Corporation 2009 Incentive Stock and Awards Plan (incorporated by reference to Attachment A to the Company’s definitive proxy statement filed with the Securities and Exchange Commission on Schedule 14A on December 22, 2008 (File No. 1-31371)).

4.2

Amended and Restated Articles of Incorporation of Oshkosh Corporation (Incorporated by reference to Exhibit 3.1 to Oshkosh Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 (File No. 1-31371)).

4.3

By-Laws of Oshkosh Corporation, as amended effective February 3, 2009 (Incorporated by reference to Exhibit 3.1 to Oshkosh Corporation’s Current Report on Form 8-K dated February 2, 2009 (File No. 1-31371)).

4.4

Credit Agreement, dated December 6, 2006, among Oshkosh Corporation, the financial institutions party thereto and Bank of America, N.A., as Administrative Agent (incorporated by reference to Exhibit 4.1 to Oshkosh Corporation’s Current Report on Form 8-K, dated December 6, 2006 (File No. 1-31371)).

4.5

Second Amendment, dated March 6, 2009, among Oshkosh Corporation, the financial institutions party thereto and Bank of America, N.A., as Administrative Agent (incorporated by reference to Exhibit 4.1 to Oshkosh Corporation’s Current Report on Form 8-K, dated March 6, 2009 (File No. 1-31371)).

5	Opinion of Foley & Lardner LLP (including consent of counsel).

23.1	Consent of Foley & Lardner LLP (included in Exhibit 5).

23.2	Consent of Deloitte & Touche LLP.

24	Power of Attorney (included on signature page).